Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Trustees of
Federated Managed Allocation Portfolios and Federated Stock and Bond Fund:

We consent to the use of our reports dated January 23, 2009, with respect to the financial statements of the Federated Target ETF Fund 2015, Federated Target ETF Fund 2025, and Federated Target ETF Fund 2035, each a portfolio of Federated Managed Allocation Portfolios, and Federated Stock and Bond Fund, as of November 30, 2008, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS”.

/s/ KPMG LLP
Boston, Massachusetts
March 13, 2009